Exhibit 99.1

BioTime, Inc. Announces Record Date, Distribution Ratio, and Distribution Date for Distribution of Shares of Subsidiary OncoCyte Corporation

ALAMEDA, Calif.--(BUSINESS WIRE)--December 11, 2015--BioTime, Inc. (NYSE MKT and TASE: BTX), a clinical-stage regenerative medicine company with a focus on pluripotent stem cell technology, today announced that its Board of Directors has set the record date, the distribution ratio, and expected distribution date for the distribution of a portion of the shares of common stock of BioTime’s subsidiary OncoCyte Corporation (“OncoCyte”) to BioTime shareholders. The record date for determining holders of BioTime common shares entitled to receive shares of OncoCyte common stock in the distribution will be the close of business on December 21, 2015.

BioTime shareholders will receive one share of OncoCyte common stock for every 20 BioTime common shares held as of the close of business on the record date. The distribution will be made in book-entry form. BioTime expects the distribution to occur on December 31, 2015. BioTime shareholders will not be required to do anything to receive the OncoCyte distribution, meaning that they will not have to surrender or exchange BioTime common shares in order to receive their OncoCyte shares.

Any holder of record who sells their shares of BioTime on or before the distribution date of December 31st will be selling their entitlement of OncoCyte shares to the buyer of their BioTime shares. Holders are encouraged to talk to their financial advisor before selling their shares of BioTime.

After this distribution of OncoCyte shares, BioTime’s ownership will be reduced from approximately 76.4% to approximately 58.6%.

Currently, there is no trading market for OncoCyte common stock. However, OncoCyte plans to apply to list its common stock for trading on the NYSE MKT under the symbol OCX. In the event that a listing application is not approved, OncoCyte plans to arrange for the trading of its common stock on the OTC Bulletin Board market no later than the completion of the distribution.

Completion of the distribution of OncoCyte shares to BioTime shareholders is subject to the satisfaction of certain conditions, including that a Registration Statement on Form 10 filed by OncoCyte with the Securities and Exchange Commission is declared effective.

OncoCyte is engaged in the development of new “liquid biopsy” diagnostic tests for cancer based on analyzing patient blood or urine samples for specific gene or protein markers indicative of the presence of particular types of cancer. OncoCyte is presently developing diagnostic tests for lung cancer, breast cancer, and bladder cancer. For more information about OncoCyte, please visit www.OncoCyte.com.

More information about OncoCyte and the planned share distribution can be found in the Information Statement filed as an exhibit to OncoCyte’s Form 10 Registration Statement filed with the SEC on November 23, 2015, which is available on the Investor Relations page of BioTime’s website: www.biotimeinc.com and the website maintained by the SEC at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any OncoCyte securities. The distribution of OncoCyte common stock by BioTime will be made only in those states and other jurisdictions where permitted or not prohibited by law.

About BioTime

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and cancer diagnostics, nearing the completion of initial clinical studies for the detection of lung, bladder, and breast cancers. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include the publicly traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated online database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases, and injuries; ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders; and Ascendance Biotechnology, Inc. which manufactures and sells proprietary products and services that assay new drug candidates for potential toxicity, including HepatoPac® and HepatoMune®, and other products for use as research tools.

BioTime common stock is traded on the NYSE MKT and TASE under the symbol BTX. For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

CONTACT:
BioTime, Inc.
Dan L. Lawrence, 510-775-0510
dlawrence@biotimeinc.com
or
EVC Group, Inc.
Michael Polyviou, 646-445-4800
mpolyviou@evcgroup.com
or
Media Contact:
Gotham Communications, LLC
Bill Douglass, 646-504-0890
bill@gothamcomm.com